Exhibit 10.4

July 1, 2019

PERSONAL AND CONFIDENTIAL

Mr. Ronald Winowiecki

RE:	Employment Separation and Severance Perrigo Company Confidential Supplemental Wavier and Release Agreement 2

Dear Ron:

This Supplemental Waiver and Release Agreement 2 (“Agreement 2”) is entered into by and between Perrigo Company plc (“Perrigo” or “the Company”), and Ronald Winowiecki (“you” or “Employee” or “Executive”) on the date written above. It is made in connection with that certain Waiver and Release Agreement 1 (“Agreement 1”) entered into by the parties as of April 11, 2019.
Pursuant to Agreement 1, you agreed (among other things) to execute and deliver this Agreement 2 to the Company, and the Company agreed (among other things) to pay you the severance pay and benefits described in Agreement 1.
Accordingly, you agree as follows:
1.General Release by Executive. Employee voluntarily and knowingly releases and discharges the Company, its parents, subsidiaries and Affiliates, and their respective officers, directors, shareholders, employees, subsidiaries, divisions, parent companies, employee benefit plans and fiduciaries, both past and present (the “Released Parties”), from any and all claims, debts, suits or causes of action, known or unknown, based upon any fact, circumstance, or event occurring or existing at or prior to the Eligible Employee’s execution of this Supplemental Waiver and Release Agreement, including, but not limited to, any claims or actions arising out of or during the Eligible Employee’s employment with the Company and/or separation of employment, including any claim under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301 et seq., as amended, the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Civil Rights Act and any and all other federal, state or local laws, and any contract, tort, or common law claims now or hereafter recognized, including, without limitation, any claim of breach of contract, promissory estoppel, detrimental reliance, wrongful discharge, false imprisonment, assault, battery, intentional infliction of emotional distress, defamation, slander, libel, fraud, invasion of privacy, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, conversion, and tortious interference with any type of third-party relationship, as well as any and all damages that may arise out of any such claims, including, without limitation, claims for economic loss, lost profits, loss of capital, lost wages, lost earning capacity, emotional distress, mental anguish, personal injuries, punitive damages, or any future damages, and claims of retaliation of any nature, including, but not limited to, the anti-retaliatory provisions of the statutes identified in this

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Section . “Affiliate” means any member of the group of corporations, trades or businesses or other organizations compromising the “controlled group” with the Company.
2.    Exclusions from General Release. Excluded from the General Release above are any claims or rights which cannot be waived by law, including Employee’s right, if any, to workers’ compensation benefits (although Employee represents that Employee has reported all work-related injuries or illnesses, if any, that Employee suffered or sustained during employment with the Company), unemployment insurance benefits, or vested rights under any retirement plan. This Agreement also does not release Employee’s right to execute and receive the benefits described in attached Agreement B as detailed herein. Employee understands that also excluded from the General Release is the right to file an administrative charge of discrimination (or similar charge) or to participate in any other type of state or federal investigation. However, by signing this Agreement Employee agrees that Employee is waiving any right to monetary or injunctive relief, recovery or reinstatement in connection with any such charge or investigation.
3.    General Release by the Company. In consideration of the agreements of Executive set forth in this Agreement, the Company, on behalf of itself and its Affiliates, voluntarily and knowingly releases and discharges Executive, his heirs, executors and parties in interest with him, from any and all claims, debts, suits or causes of action, known or unknown, based upon any fact, circumstance, or event occurring or existing at or prior to the Company’s execution of this Waiver and Release Agreement.
4.    Acknowledgements.    In signing this Agreement, Employee acknowledges that:
(a)    The Company has not provided Employee with any tax advice, and Employee is solely responsible for the tax consequences of compensation provided under this Agreement or under any Company benefit plan;
(b)    Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described in Agreement 1 and the Policy, which Employee acknowledges as adequate and satisfactory and beyond that to which Employee is otherwise entitled;
(c)    Employee is advised by the Company to consult with an attorney before signing this Agreement;
(d)    Employee has been advised to consult an attorney before signing this Agreement and that he has at least forty-five (45) days in which to consider the Agreement and that Employee has signed on the date indicated below after concluding that this Agreement is satisfactory;
(e)    Employee is advised by the Company that this Agreement shall not become effective or enforceable until seven (7) days after Employee’s execution of this Agreement, provided that the Agreement is not timely revoked in accordance with this paragraph. Employee also understands that Employee may revoke this Agreement during the seven (7) day period. To be effective, Employee’s revocation must be in writing and delivered to Bryan Rojek, Vice President, Global Total Rewards, Human Resources Department, 515 Eastern Ave., Allegan, Michigan 49010 within the seven (7) day revocation period. Employee understands that seven (7) days after Employee’s execution of this Agreement, this Agreement will become effective and enforceable without any further affirmative action by either Employee or the Company;
5.    Please contact Todd Kingma, EVP, General Counsel at 269-686-1941 if you have any questions. On behalf of Perrigo, I thank you for your service and wish you the best in your future endeavors.

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Sincerely,

PERRIGO COMPANY, PLC

By:	/s/ Bryan J. Rojek
Bryan J. Rojek
Its:	Vice President, Global Total Rewards

I have read this Perrigo Company Confidential Supplemental Waiver and Release Agreement 2 and I understand all of its terms. I enter into and sign this Perrigo Company Confidential Supplemental Waiver and Release Agreement knowingly and voluntarily with full knowledge of what it means.

Date:	July 1, 2019	/s/ Ronald Winowiecki
Ronald Winowiecki

PLEASE RETURN TO: Bryan Rojek Vice President of Global Total Rewards Human Resources Department Perrigo Company plc 515 Eastern Avenue Allegan, MI 49010 bryan.rojek@perrigo.com

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